EXHIBIT 99.1

October 30, 2012

Mr. William D. Johnson
617 Downpatrick Lane
Raleigh, North Carolina 27615

Dear Bill:

I am pleased to provide this proposal for the terms under which you would assume the position of President and Chief Executive Officer of the Tennessee Valley Authority (“TVA”). This offer and the initial terms of your compensation set forth herein, if accepted by you, are subject to formal approval by the TVA Board of Directors and are not final until such approval.

Your commencement date as President and Chief Executive Officer will be January 1, 2013. Upon employment in this position, TVA will provide you an annual salary of $950,000, which will be payable on a bi-weekly basis.

Additionally, you will be included as a participant in TVA's Executive Annual and Long-Term Incentive Plans. Under the Annual Incentive Plan, your annual incentive opportunity will be 100 percent of your annual salary beginning in this fiscal year (FY 2013). Under the Long-Term Incentive Plan, your long-term incentive opportunity will be 150 percent of your annual salary beginning with the performance cycle ending in FY 2013 (FY 2011-2013). Actual annual and long-term incentive awards are based on performance measured against goals established at threshold, target, and stretch levels for each performance period. Under the current plans, performance calculated at the threshold, target, and stretch levels results in payouts of 50 percent, 100 percent, and 150 percent, respectively, with the actual percentage payout within the 0 to 150 percent range depending on the actual results of each performance measure and the weighting of each measure. Your annual and long-term incentive awards for each fiscal year under the plans would be equal to your salary ($950,000) multiplied by your incentive opportunity (100 percent for annual and 150 percent for long-term) multiplied by the payout percentage (0 percent to 150 percent). Your annual and long-term incentive awards as calculated are then subject to adjustment at the discretion of the Board based on its review of your individual performance as well as corporate performance during the fiscal year.

Your annual incentive award for FY 2013 will be prorated based on the number of months you are employed during the fiscal year, and you will be eligible to receive a full award under the Executive Annual Incentive Plan beginning with the FY 2014 performance cycle. You will be eligible to receive a full award under the Long-Term Incentive Plan beginning with the performance cycle ending in FY 2013 (FY 2011-2013). The incentive awards are generally paid in the first quarter of the fiscal year following the fiscal year in which they are earned.

In addition, TVA will enter into a Long-Term Deferred Compensation Plan (LTDCP) agreement with you that will provide annual deferred compensation credits over a period of approximately three years. Under the agreement, credits of $300,000 each will be made to an account in your name on January 1, 2013, October 1, 2013, and October 1, 2014, and you will vest in each of these credits on September 30, 2013, September 30, 2014, and September 30, 2015, respectively, if you remain employed by TVA on those vesting dates.

You will also be eligible to receive additional awards of up to $325,000 per year based on the evaluation of your performance, which may be subjective and/or based on your achievement of defined short-term and/or long-term goals. Under this arrangement, the Chairman of the Board, in consultation with the People and Performance Committee and with input from individual members of the Board, will set and approve any goals and the periods of performance for any such goals, evaluate your performance subjectively and/or with respect to any goals, and approve any awards to you.

All of the compensation elements set forth above will be reviewed by the Board on an annual basis at the beginning of each fiscal year. Following such annual review, the Board may approve adjustments to your compensation for such fiscal year based on a number of factors and considerations, which may include individual and corporate performance during the previous fiscal year and changes in chief executive benchmark compensation within TVA's peer group.

Due to the nature of this position, you will also be included as a participant in TVA's Supplemental Executive Retirement Plan (SERP) at the Tier 1 level with the following provisions:

•	The “Prior Employer Offset” will be waived.

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The “Qualified Plan Offset” will be calculated based on the pension benefit you would be eligible to receive as a participant in TVA's Cash Balance Benefit Structure with the years of credited service used for SERP benefit calculation purposes.

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You will be granted an additional five (5) years of credited service if you are employed with TVA for at least five (5) years and satisfy the minimum five-year vesting requirement. The additional years of credited service will be for SERP benefit calculation purposes only and will not count toward the minimum five-year vesting requirement. For example, if you have five (5) years of TVA service, then you will have ten (10) years of credited service for SERP benefit calculation purposes.

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In the event of termination for any reason other than for cause (as defined below) or voluntary termination on your part prior to five (5) years of employment, the five-year vesting requirement will be waived and you will be entitled to a SERP benefit based on five (5) years of credited service.

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Except for and subject to the vesting and other conditions stated above, in the event of termination (other than if you are terminated for cause as defined below), your termination will be considered an approved termination under the SERP and a benefit equal to that calculated for an “Approved Termination” will be payable upon termination according to the terms of the plan.

At your request, we will provide a general outline of how the SERP calculation works for you to use in your consideration of this offer.

In the event TVA terminates your employment without cause, TVA will pay you a lump-sum payment in an amount equal to one year's annual salary and one year's executive annual incentive based on 100 percent of your target opportunity. In such event, this lump-sum will be paid to you within sixty (60) days following your separation from service. For purposes of this provision, termination without cause includes constructive termination which will be deemed to occur if you terminate your employment because you are asked to take a new position with TVA with a material reduction in level of authority, duties, compensation, and benefits. This provision shall not apply, and no lump-sum payment will be made, in the event you voluntarily terminate your employment, voluntarily retire, or your employment is terminated “for cause” (as defined below).

For purposes of this offer letter, termination “for cause” shall be defined as termination as a result of any act on your part resulting in or involving any of the following: (1) insubordination, intentional neglect of duties, or refusal to cooperate with investigations of your or TVA's business practices; (2) criminal indictment or conviction of a felony or crime of moral turpitude; or

(3) misconduct involving dishonesty, fraud, or gross negligence that directly results in significant economic or reputational harm to TVA.

TVA will also provide you a biweekly vehicle allowance, totaling approximately $11,700 annually, toward the purchase or lease of a vehicle and operating fees, maintenance, repairs, accidents, and insurance. This allowance is considered a taxable benefit and will be subject to withholding and any other applicable taxes.

In connection with your move to TVA's headquarters in Knoxville, Tennessee, TVA will pay for the actual and reasonable travel and moving expenses, including home closing costs, for you and your immediate family. TVA's relocation services program will also be available to assist you in the sale of your present home. In addition to relocation benefits, TVA will provide you a one-time recruitment and relocation incentive payment in the amount of $150,000, which will be paid to you in a lump sum as soon as practical following the commencement of your employment. These relocation benefits and the one-time recruitment and relocation incentive payment must be repaid in full to TVA if, within one year of the effective date of your employment, (i) you voluntarily terminate employment unless the separation is for reasons beyond your control and acceptable to TVA, or (ii) if you are terminated for cause.

You will be entitled to annual leave accrued at the initial rate of four (4) hours per pay period, sick leave accrued at the rate of four (4) hours per pay period, and paid holidays in accordance with applicable Federal leave laws and laws establishing Federal holidays contained in Title V of the United States Code. In your capacity as President and Chief Executive Officer, it is recognized that you will be required to work outside and beyond normal work hours. Accordingly, administrative leave for additional time off may be made available as agreed upon between you and the Chairman of the Board.

During your employment, you will be eligible to participate in all TVA-sponsored employee benefits plans and qualified retirement plans available to new management and specialist employees at TVA. Information and materials regarding these plans, including the benefits provided under them, will be provided to you. Your employment will be subject to the usual employment procedures and satisfactory results of a security investigation, which will include a drug screen. This position will also require, and is subject to your receiving, a top secret security clearance and a nuclear security/safeguards clearance.

If you have questions, or if I can be of assistance in any way, please do not hesitate to call me. We look forward to your acceptance and, subject to approval of the TVA Board of Directors, your joining the TVA team.

Please sign below indicating your acceptance of this offer.

Sincerely,

/s/ William B. Sansom
William B. Sansom
Chairman

/s/ William D. Johnson____________         _October 31, 2012_
William D. Johnson                     Acceptance Date

Date of Approval by TVA Board of Directors     November 1, 2012
Ralph E. Rodgers,
Corporate Secretary

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